Exhibit 5.7

500 West Jefferson Street, Suite 2800 Louisville, Kentucky 40202-2898 502.589.5235 Fax: 502.589.0309

June 7, 2013

Nortek, Inc.

50 Kennedy Plaza

Providence, RI 02903-2360

Ladies and Gentlemen:

We have acted as special counsel in the Commonwealth of Kentucky (the “State”) to Barcom Asia Holdings, LLC, a Kentucky limited liability company (“Barcom Asia”), Barcom China Holdings, LLC, a Kentucky limited liability company (“Barcom China”) and TV One Broadcast Sales Corporation, a Kentucky corporation (“TV One”) (collectively, the “Guarantors”), in connection with the Registration Statement on Form S-4 (File No. 333-            ) (the “Registration Statement”) to be filed on June 7, 2013 by Nortek, Inc., a Delaware corporation (the “Issuer”), and the additional registrant guarantors listed therein (including the Guarantors) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer in an exchange offer (the “Exchange Offer”) of $235,000,000 aggregate principal amount of 8.5% Senior Notes due 2021 (the “Exchange Notes”). The Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding 8.5% Senior Notes due 2021 issued on October 18, 2012 (the “Original Notes”). The Exchange Notes are to be issued pursuant to an Indenture, dated as of April 26, 2011 (as amended, supplemented or modified through the date hereof, the “Indenture”), by and among the Issuer, certain subsidiaries of the Issuer (including the Guarantors) and U.S. Bank National Association, as trustee (the “Trustee”). Payment of the Exchange Notes will be guaranteed by certain subsidiaries of the Issuer, including the Guarantors, pursuant to Article X of the Indenture and evidenced by a Notation of Guarantee attached to the Exchange Notes (the “Guarantees”).

In rendering the opinions set forth below, we have reviewed execution or final forms of the following documents (collectively, the “Documents”):

(i) the Indenture; and

(ii) the global notes evidencing the Exchange Notes and the notation of guarantees evidencing the Guarantees.

In rendering the opinions set forth below, we have assumed that the Documents are the valid and binding obligation of the Issuer and Trustee, as applicable. We have also assumed the accuracy of the factual matters set forth in the Written Consent of the Guarantor Subsidiaries of Nortek, Inc. effective as of October 15, 2012 (the “Member Consent”) attached hereto as Schedule I and the Incumbency Certificate furnished to us.

LOUISVILLE, KY                LEXINGTON, KY                    NEW ALBANY, IN                    NASHVILLE, TN                    MEMPHIS, TN                JACKSON, MS

WWW.WYATTFIRM.COM

Nortek, Inc.

June 7, 2013

In rendering the opinions set forth below, we have relied, without independent verification, on the accuracy of certificates of public officials, officers and representatives of the Issuer, the Guarantors and other appropriate persons. We have further relied, without independent verification, on copies of the articles of organization and limited liability company operating agreement of Barcom Asia and Barcom China and the articles of incorporation and bylaws of TV One, as certified to us by the Guarantors and attached hereto as Schedule II (collectively, the “Organizational Documents”).

We have assumed that the Issuer (a) is validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the corporate power and authority to execute and deliver the Documents to which it is a party and to perform its obligations thereunder, (c) has duly authorized, executed and delivered the Documents to which it is a party and (d) that the execution and delivery of the Documents to which it is a party does not violate any law of its jurisdiction of organization or any other applicable laws. We have also assumed that the final forms of the Documents are in all material respects identical to the drafts last delivered to us. We have further assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We have assumed that Nortek Holding B.V. is the sole member of Barcom Asia and that the person executing the documents on behalf of Nortek Holding B.V. as the sole member of Barcom Asia is authorized to execute such documents. We have also assumed that the officer of TV One who executes the documents on behalf of TV One is authorized to execute such documents. We have also assumed that (a) the Guarantors will receive sufficient value to support their respective obligations under the Guarantees, and (b) the Guarantors will be financially solvent following execution of the Guarantees.

Based on the foregoing assumptions and subject to the qualifications and exceptions herein contained, we are of the opinion that:

1. Based solely on a Certificate of Existence issued by the Secretary of State of Kentucky on May 29, 2013, Barcom Asia is a Kentucky limited liability company, validly existing and in good standing under the law of the State.

2. Based solely on a Certificate of Existence issued by the Secretary of State of Kentucky on May 29, 2013, Barcom China is a Kentucky limited liability company, validly existing and in good standing under the law of the State.

3. Based solely on a Certificate of Existence issued by the Secretary of State of Kentucky on May 29, 2013, TV One is a Kentucky corporation, validly existing and in good standing under the law of the State.

Nortek, Inc.

June 7, 2013

4. Based solely on the Member Consent, and the Organizational Documents, the Guarantors have the requisite limited liability company or corporate power and authority, as applicable, to duly authorize and have so authorized the execution and delivery of the Documents to which they are a party and performance by them of the transaction contemplated therein.

5. The Guarantors have duly executed and delivered the Indenture.

6. To our knowledge, neither the execution, delivery or performance by each of the Guarantors of the Documents to which they are a party, nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any applicable provision of any law, statute, rule or regulation of State governmental authority or any order, writ, injunction or decree of any State governmental authority or (ii) will violate any provision of the Organizational Documents.

The forgoing opinions are further subject to and expressly limited by the following assumptions, qualifications and limitations, in addition to those previously set forth:

A. Our opinions set forth above are subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting the rights and remedies of creditors and secured parties and (b) general principles of equity.

B. Provisions contained in the Documents purporting to make the Guarantors liable for attorneys’ fees are enforceable only to the extent authorized by KRS 411.195 which permits payment of “reasonable attorneys’ fees” owed to a person other than a salaried employee of the lienholder.

C. As used in this opinion, the words “to our knowledge” (or words of similar effect) mean that, in the course of our representation of the Guarantors in connection with rendering this opinion, no facts have come to our attention that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate. We have undertaken no investigation or verification of such matters. Further, the words “our knowledge” (or words of similar effect), as used in this opinion, shall be limited to the actual knowledge of the attorneys within our firm who have been actively involved in representing the Guarantors in connection with rendering this opinion.

D. We call your attention to the fact that we do not regularly serve as counsel to the Guarantors, have made no special inquiry of the Guarantors and are unaware of the existence of any specific factual matters pertaining to the Guarantors which could affect the opinions set forth herein.

E. We assume that the appropriate action will be taken, prior to the offer and sale of the Exchange Notes, to register and qualify the Exchange Notes for sale under all applicable state securities or “blue sky” laws.

Nortek, Inc.

June 7, 2013

We expressly disclaim any responsibility for advising you of any change occurring hereafter in circumstances concerning the transaction which is the subject of this opinion including any changes in law or in factual matters occurring after the date of this opinion.

We are admitted to practice in the State. This Opinion is limited to the law (excluding the principles of conflict of laws) of the State and we do not express any opinion concerning any other law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission thereunder. It is understood that this opinion is to be used only in connection with the offer and sale of the Exchange Notes while the Registration Statement is in effect. Ropes & Gray LLP, in its capacity as counsel to the Issuer and Additional Registrant Guarantors in connection with the Registration Statement, may rely upon this opinion with the same effect as if it were an addressee hereof.

Very truly yours,

/s/ WYATT, TARRANT & COMBS, LLP

WYATT, TARRANT & COMBS, LLP

cc:	Opinions and Standards Group

Nortek, Inc.

June 7, 2013

Schedule I

Member Consent

(attached)

Nortek, Inc.

June 7, 2013

Schedule II

Organizational Documents

(attached)